Exhibit 10.1

RETENTION AGREEMENT

THIS RETENTION AGREEMENT (this “Agreement”) is made and entered into as of May 8, 2012, by and among Alan B. White (the “Executive”), Hilltop Holdings Inc., a Maryland corporation (the “Purchaser”), and Meadow Corporation, a Maryland corporation and a direct, wholly owned subsidiary of the Purchaser (the “Company”).

WITNESSETH THAT:

The Company and the Purchaser have determined that it is in the best interests of the Purchaser and its shareholders to assure that the Company and its affiliates will have the continued dedication of the Executive following the transaction (the “Merger”) contemplated by the Agreement and Plan of Merger, dated as of May 8, 2012, by and among the Purchaser, the Company and PlainsCapital Corporation, a Texas corporation (“Seller”), as it may be amended from time to time (the “Merger Agreement”).  Therefore, in order to accomplish these objectives, the Executive, the Company and the Purchaser desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and for other good and valuable consideration, it is hereby covenanted and agreed by the Executive, the Company and the Purchaser as follows:

1.             Effective Date.  The “Effective Date” shall mean the date on which the Effective Time (as defined in the Merger Agreement) of the Merger occurs.  If the Effective Time shall not occur, this Agreement shall be null and void ab initio and of no further force and effect.

2.             Employment Period.  The initial term of the Executive’s employment hereunder will commence on the Effective Date and end on the third anniversary of the Effective Date (the “Initial Employment Period”), unless terminated earlier pursuant to Section 5 of this Agreement; provided, however, that as of the second anniversary of the Effective Date and on each subsequent anniversary of the Effective Date (each a “Renewal Date”), the Employment Period will automatically be extended for a one-year period such that it will expire two years from the applicable Renewal Date (the “Renewal Period”), unless either the Executive or the Purchaser provides the other party with at least 90 days’ written notice prior to the Renewal Date of the then-current Employment Period of his or its intention not to further extend the Employment Period (the Initial Employment Period and each subsequent Renewal Period, if any, shall constitute the “Employment Period”, unless terminated earlier pursuant to Section 5 of this Agreement).

3.             Positions and Duties.

(a)           During the Employment Period, the Executive shall (i) serve as the (A) Chief Executive Officer of the Company, (B) Chairman of the Board of Directors of the Company (the “Company Board”), (C) Vice-Chairman of the Purchaser and (D) Chairman of the Purchaser’s Executive Committee, with such authority, power, duties and responsibilities as are commensurate with the positions set forth in clauses (A) and (B) and as are customarily exercised by a person holding such positions in an organization of a similar size and nature, and with respect to the positions set forth in clauses (C) and (D), with the authority, power, duties and responsibilities as may be assigned to the Executive by the Chairman of the Purchaser from time to time; (ii) report directly to the Board of Directors of the Purchaser (the “Purchaser Board”) and the Company Board; and (iii) perform his duties at the Company’s headquarters in Dallas, Texas.  The Purchaser Board shall appoint the Executive to the positions specified above at the times specified above throughout the Employment Period.

(b)           During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his attention and time during normal business hours to serving in the positions described in Section 3(a) above and shall perform his duties faithfully and efficiently.  Notwithstanding the foregoing provisions of this Section 3(b), the Executive may (i) serve as a director, trustee or officer or otherwise participate in not-for-profit educational, welfare, social, religious and civic organizations; (ii) serve as a director of any for-profit business, with the prior consent of the Purchaser Board (which consent shall not be unreasonably withheld); and (iii) acquire passive investment interests in one or more entities, to the extent that such other activities do not inhibit or interfere with the performance of his duties under this Agreement or, to the knowledge of the Executive, conflict in any material way with the business or policies of the Purchaser, the Company or any affiliate thereof.  In the event that Executive is serving as a director of or otherwise participating in any not-for-profit entity that does not inhibit or interfere with the performance of his current duties and does not conflict in any material way with the business or policies of the Purchaser, the Executive may continue to conduct such activities.  As used in this Agreement, the term “affiliates” shall include any company controlled by, controlling or under common control with the Company or the Purchaser.

4.             Compensation.  Subject to the terms of this Agreement, during the Employment Period, the Executive shall be compensated for his services as follows:

(a)           Base Salary.  During the Employment Period, the Executive shall receive an annual base salary of $1,350,000 (“Annual Base Salary”).  The Annual Base Salary may be increased (but not decreased) from time to time by the Purchaser Board, or a committee thereof (the “Compensation Committee”), in its sole discretion and shall be payable in cash at the times consistent with the Company’s general policies regarding compensation of executive employees, but in all events no less frequently than monthly.  For purposes of this Agreement, after any increase, “Annual Base Salary” shall refer to the increased amount.

(b)           Annual Bonus.  With respect to each fiscal year of the Company ending during the Employment Period, the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) as determined by the Compensation Committee in its discretion and subject to the terms of the bonus plan applicable to the Executive.  Notwithstanding the immediately preceding sentence, the Annual Bonus for any given year shall be as follows: (i) if net income applicable to common shareholders of the Company as determined in accordance with GAAP (but before any costs and expenses related to the Merger) and less dividends on the preferred stock originally issued to the U.S. Treasury for the fiscal year then ended is in excess of $70.0 million, then the Annual Bonus shall be an amount equal to the Annual Base Salary and (ii) if net income applicable to common shareholders of the Company as determined in accordance with

GAAP (but before any costs and expenses related to the Merger) and less dividends on the preferred stock originally issued to the U.S. Treasury for the fiscal year then ended is equal to or less than $70.0 million (but not less than $15.0 million), then the Annual Bonus shall be an amount that is not less than the average bonus paid to the Executive by the Seller in respect of the three completed calendar years immediately preceding the Effective Date.  Any earned Annual Bonus shall be paid to the Executive pursuant to the terms of the applicable bonus plan as in effect from time to time, subject to deferral by the Purchaser or the Executive pursuant to an arrangement that meets the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(c)           Purchaser Equity Awards.  During the Employment Period, the Executive shall be eligible to receive equity awards in respect of Purchaser common stock as determined by the Compensation Committee.  The Compensation Committee anticipates adopting a new equity compensation program in respect of Purchaser common stock in connection with the consummation of the Merger, subject to approval of the shareholders of the Purchaser.

(d)           Employee and Fringe Benefits.  During the Employment Period, the Executive shall be eligible to participate in the employee benefit plans and programs of the Company as in effect from time to time on the same basis as such employee benefits are provided to the other senior executives of the Company (the “Peer Executives”) from time to time; provided that the Company shall provide the Executive with vacation time and use of aircraft and an automobile allowance, each at the same level as those benefits were available to the Executive immediately prior to the Effective Date. The Executive shall continue to be entitled to the benefits under the Life Insurance Endorsement Method Split Dollar Plan Agreement, dated April 1, 2002, as amended. During the Employment Period, the Executive shall continue to have access to the country club that was available to him through the Seller’s membership prior to the Effective Date, and, following the Employment Period, the Company will use its reasonable efforts to facilitate his purchase of such club membership at fair market value and subject to the terms of the club membership contract.  In addition, the Purchaser and the Company acknowledge and confirm that the Executive will be entitled to the accrued benefit (taking into account any additional accrual in respect of 2012) under the PNB Financial Bank Supplemental Executive Pension Plan (“SEPP”) as it may be amended and/or terminated pursuant to the terms of the Merger Agreement, and the Executive acknowledges that the rights under Section 3.01(b) of the SEPP shall not be applicable in connection with the Merger.

(e)           Expense Reimbursement.  During the Employment Period, the Company shall reimburse the Executive for all reasonable expenses incurred by him in the performance of his duties in accordance with the Company’s policies applicable to Peer Executives as in effect from time to time.

(f)            Prior Agreement Payment.  In full satisfaction of the Executive’s rights under Section 6 of the Employment Agreement between Seller and the Executive dated as of January 1, 2009 (as amended) (the “Prior Agreement”) and in consideration of the Executive’s obligations to abide by the restrictive covenants set forth in the Prior

Agreement which are restated in Section 9 of this Agreement, as of the Effective Date, an amount in cash equal to $6,430,890 (the “Prior Agreement Payment”) shall be deemed to be contributed to a deferred compensation interest bearing account established for the benefit of the Executive, which amount shall be payable to the Executive in a lump sum on the 55th day following the Executive’s Date of Termination (as defined below) for any reason subject to any required delay under Section 409A of the Code as provided under Section 12(h) and contingent upon the Executive’s execution and nonrevocation of a release of claims in the reasonable and customary form used by the Purchaser (delivered to him on or immediately prior to the Date of Termination) within 45 days of the Date of Termination.

5.             Termination of Employment.

(a)           Death or Disability.  The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period.  If the Purchaser determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may provide him with written notice in accordance with Section 12(f) of this Agreement of its intention to terminate his employment.  In such event, the Executive’s employment with the Purchaser and the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of his duties.  For purposes of this Agreement, “Disability” shall mean the absence of the Executive from his duties with the Purchaser or the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Purchaser or its insurers and acceptable to the Executive or his legal representative.

(b)           Cause.  The Purchaser may terminate the Executive’s employment during the Employment Period either with or without Cause.  For purposes of this Agreement, “Cause” shall mean that the Executive has committed or caused to be committed:

(i)            an intentional act of fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Company or its affiliates;

(ii)           intentional wrongful damage to property of the Company or its affiliates;

(iii)          intentional wrongful disclosure of trade secrets or confidential information of the Company or its affiliates;

(iv)          intentional violation of any law, rule or regulation (other than traffic violations or similar offenses) or final “Cease and Desist Order”;

(v)           intentional breach of fiduciary duty involving personal profit; or

(vi)          intentional action or inaction which causes material economic harm to the Company or its affiliates;

provided, however, that none of the actions described in clauses (i) through (vi) above shall constitute grounds for a termination for Cause unless any such act or actions shall have been determined by the Purchaser Board to have been materially harmful to the Purchaser, the Company or their respective affiliates.  No act or failure to act on the part of the Executive shall be deemed “intentional” unless done or omitted to be done by the Executive not in good faith and without reasonable belief that his action or omission was in the best interests of the Purchaser or the Company.  Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause hereunder unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of a majority of the Purchaser Board then in office at a meeting of the Purchaser Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Purchaser Board), finding that in the good-faith opinion of the Purchaser Board, the Executive had committed an act set forth and specifying the particulars thereof in detail.

(c)           Notice of Termination.  Any termination by the Purchaser for Cause shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(f) of this Agreement.  For purposes of this Agreement, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the Date of Termination (which date shall be not more than 30 days after the giving of such notice).  The failure by the Purchaser to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause shall not waive any right of the Purchaser hereunder or preclude the Purchaser from asserting such fact or circumstance in enforcing the Purchaser’s rights hereunder.

(d)           Date of Termination.  “Date of Termination” means (i) if the Executive’s employment is terminated by the Purchaser for Cause, or by the Executive, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, (ii) if the Executive’s employment is terminated by the Purchaser other than for Cause or Disability, the Date of Termination shall be the date on which the Purchaser notifies the Executive of such termination, and (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

(e)           Effect of Termination on Other Positions.  If, on the Date of Termination, the Executive is a member of the Parent Board, Company Board or the board of directors of any of their affiliates, or holds any other position with the Purchaser, the Company or their respective affiliates, the Executive shall be deemed to have resigned from all such positions as of the Date of Termination.  The Executive agrees to execute such documents and take such other actions as the Purchaser and the Company may request to reflect such resignation.

6.             Obligations upon Termination.

(a)           By the Purchaser Other Than for Cause, Death or Disability or Upon the Expiration of the Employment Period Following the Purchaser’s Delivery of Notice of Non-Renewal.  If, during the Employment Period, the Purchaser shall terminate the Executive’s employment other than for Cause, death or Disability or the Executive’s employment terminates (other than for Cause, death or Disability) upon the expiration of the Employment Period following the Purchaser’s delivery of a notice of nonrenewal to the Executive in accordance with Section 2 of this Agreement, then, in addition to the payment provided in Section 4(f):

(i)            the Company shall pay to the Executive the following amounts:

(A)          the sum of (1) the Executive’s Annual Base Salary through the Date of Termination, to the extent not theretofore paid and not deferred, (2) any Annual Bonus earned by the Executive for a prior award period, to the extent not theretofore paid and not deferred, and (3) any business expenses incurred by the Executive that are unreimbursed as of the Date of Termination (the sum of the amounts described in clauses (1), (2) and (3) shall be hereinafter referred to as the “Accrued Obligations”), with such Accrued Obligations to be paid in a lump sum within 30 days of the Date of Termination; and

(B)           an amount equal to (1) the sum of (x) the Executive’s Annual Base Salary and (y) the average of the Annual Bonuses (or in the case of fiscal years prior to the Effective Date, the annual bonus amounts paid to the Executive by the Seller for such fiscal years) paid to the Executive for the three most recently completed fiscal years ending immediately prior to the Date of Termination, multiplied by (2) the greater of (I) the number of full and partial years from the Date of Termination through the end of the then applicable  Employment Period and (II) the number two, with such amount to be paid in equal installments over the Severance Period (as defined below) in accordance with the normal payroll practices of the Company, with such payments beginning on the first regularly scheduled payroll date after the 60th day following the Date of Termination, subject to any required delay under Section 409A of the Code as provided under Section 12(h) and contingent upon the Executive’s execution and nonrevocation of a release of claims in the reasonable and customary form used by the Purchaser within 45 days of the Date of Termination.  For purposes hereof, the Severance Period shall be the greater of (1) the number of full and partial years from the Date of Termination through the end of the then applicable  Employment Period and (2) two years from the Date of Termination; and

(ii)           to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its subsidiaries or affiliates through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

(b)           Due to the Executive’s Death of Disability, By the Purchaser for Cause or By the Executive for any Reason.  If, during the Employment Period, the Executive’s employment is terminated (i) due to the Executive’s death or Disability, (ii) by the Purchaser for Cause or (iii) by the Executive for any reason, this Agreement shall terminate without further obligations to the Executive or his legal representatives, other than for the timely payment set forth in Section 4(f), and the timely payment or provision of the Accrued Obligations and the Other Benefits, to the extent not theretofore paid.  Accrued Obligations shall be paid to the Executive or his estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination.

7.             Full Settlement.  The Purchaser’s and the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any setoff, counterclaim, recoupment, defense or other claim, right or action which the Purchaser or the Company may have against the Executive or others.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to him under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

8.             Additional Payments.

(a)           Consistent with the Prior Agreement, if it shall be determined that any amount, right or benefit paid, distributed or treated as paid or distributed by the Company or any of its affiliates to or for the Executive’s benefit in connection with the Merger (other than any amounts payable pursuant to this Section 8) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, collectively, the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount equal to the amount necessary such that after payment by the Executive of all federal, state and local taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b)           All determinations required to be made under this Section 8, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination shall be made by an independent public accounting firm selected by the Purchaser (the “Accounting Firm”).  The Accounting Firm shall provide detailed supporting calculations to both the Company and the Executive within 15 business days of the receipt of notice from the Executive or the Company that there has been a Payment, or such earlier time as is requested by the Company.  All fees and expenses of the Accounting Firm shall be paid by the Company.  Any Gross-Up Payment, as determined pursuant to this Section 8, shall be paid by the Company to the Executive (or to the Internal Revenue Service (the “IRS”) or other applicable taxing authority on the Executive’s behalf) within five days of the receipt of the Accounting Firm’s determination.  All determinations made by the Accounting Firm shall be binding upon the Company and the Executive; provided that following any payment of a Gross-Up Payment to the Executive (or to the IRS or other applicable taxing authority on the Executive’s behalf), the Company may require the Executive to sue for a refund of all or any portion of the Excise Taxes paid on the Executive’s behalf, in which event the provisions of Section 8(c) below shall apply.  As a result of uncertainty regarding the application of Section 4999 of the Code hereunder, it is possible that the IRS may assert that Excise Taxes are due that were not included in the Accounting Firm’s calculation of the Gross-Up Payments (an “Underpayment”).  If the Company exhausts its remedies pursuant to this Section 8 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any additional Gross-Up Payments that are due as a result thereof shall be promptly paid by the Company to the Executive (or to the IRS or other applicable taxing authority on Executive’s behalf).

(c)           The Executive shall notify the Company and the Purchaser in writing of any claim by the IRS that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after the Executive receives written notification of such claim and shall apprise the Company and the Purchaser of the nature of such claim and the date on which such claim is requested to be paid.  The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company and the Purchaser (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company or the Purchaser notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:  (i) give the Company and the Purchaser all information reasonably requested by the Company and the Purchaser relating to such claim; (ii) take such action in connection with contesting such claim as the Company and the Purchaser shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Purchaser and ceasing all efforts to contest such claim; (iii) cooperate with the Company and the Purchaser in good faith in order to effectively contest such claim; and (iv) permit the Company and the Purchaser to participate in any proceeding relating to such claim; provided, however, that the Company shall bear and pay directly all reasonable costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expense.  Without limiting the foregoing provisions of this Section 8, the Company and the Purchaser shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company and the Purchaser shall determine and direct; provided, however, that if the Company and the Purchaser direct the Executive to pay such claim and sue for a refund, the Company shall, to the extent permitted by law, advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance;

and further provided that any extension of the statute of limitations relating to payment of taxes for the Executive’s taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s and the Purchaser’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the IRS or any other taxing authority.

(d)           If, after the Executive’s receipt of an amount paid or advanced by the Company pursuant to this Section 8, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the Executive’s receipt of an amount advanced by the Company pursuant to this Section 8 a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after the Company’s receipt of notice of such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e)           Notwithstanding anything to the contrary contained herein, in no event shall any payment be made pursuant to this Section 8 after the end of the Executive’s taxable year next following the Executive’s taxable year in which the Executive remits any related taxes to the IRS.

9.             Restrictive Covenants.

(a)           Confidential Information.  The Executive shall not at any time, whether during his employment or following the termination of his employment, for any reason whatsoever, directly or indirectly, disclose or furnish to any entity, firm, corporation or person, except as otherwise required by law, any confidential or proprietary information of the Company and its affiliates with respect to any aspect of their operations, businesses or clients.  “Confidential or Proprietary Information” shall mean information generally unknown to the public to which the Executive gains access by reason of the Executive’s employment by or services to the Company and its affiliates and includes, but is not limited to, information relating to all present or potential customers, business and marketing plans, sales, trading and financial data and strategies, operational costs, and employment benefits and compensation.  For purposes of this Section 9, the “Company” shall include its affiliates and each of its and their predecessor and successor entities.

(b)           Return of Company Property.  All records, files, memoranda, reports, customer information, client lists, documents and equipment relating to the business of the Company and its affiliates that the Executive prepares, possesses or comes into contact with while he is an employee of the Company or its affiliates shall remain the sole property of the Company and such affiliates.  The Executive agrees that upon the termination of his employment he shall (i) not remove physically, electronically or in any other way any Confidential or Proprietary Information from premises owned, used or leased by the Company and its affiliates, (ii) provide to the Company all documents, papers, files or other material in his possession and under his control that are connected with or derived from his services to the Company and (iii) retain no copies, summaries or notes thereof.  The Executive agrees that the Company or the Purchaser owns all work product, patents, copyrights and other material produced by the Executive during the Executive’s employment with the Company.

(c)           Nonsolicitation.  The Executive agrees that during his employment with the Company and its affiliates and for the 36-month period beginning on the Date of Termination (such period, the “Restricted Period”), he shall not (i) hire or attempt to recruit or hire other employees, directly or by assisting others, nor shall the Executive contact or communicate with any other employees of the Company or its affiliates for the purpose of inducing other employees to terminate their employment with the Company or its affiliates, or (ii) induce or attempt to induce any customer (whether former or current), supplier, licensee or other business relation of the Company or its affiliates to cease doing business with the Company or its affiliates, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and the Company or its affiliates, on the other hand.  For purposes hereof, “other employees” shall refer to employees who are still actively employed by or doing business with the Company or its affiliates at the time of the attempted recruiting or hiring.

(d)           Noncompetition.  The Executive agrees that, during the Restricted Period, he shall not engage or invest in, own, manage, operate, finance, control, participate in the ownership, management, operation, financing or control of, be employed by, associated with or in any manner connected with, lend his name or any similar name to, lend his credit to or render services or advice to any business that provides services of investment banking, consumer banking, commercial banking, financial advisory services, mortgage banking, residential mortgage brokerage, commercial mortgage brokerage, equipment leasing, personal property leasing, personal insurance, commercial insurance, title insurance or other financial services of any type whatsoever anywhere within the State of Texas; provided, however, the Executive may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended.

(e)           Equitable Remedies.  The Executive acknowledges that (i) the goodwill associated with the Seller prior to the Effective Date is an integral component of the value of the businesses of the Seller and its subsidiaries following the Effective Date, (ii) the covenants contained in the Prior Agreement, which are restated (with some modification) in this Section 9 are necessary to preserve the value of the Seller businesses following the Closing Date, and (iii) the Prior Agreement Payment was and is being provided in consideration for the covenants contained in the Prior Agreement, which are restated (with some modification) in this Section 9.  In the event of a breach by the Executive of his obligations under this Agreement, the Company and its affiliates, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement.  The Executive acknowledges that the Company and its affiliates shall suffer irreparable harm in the event of a breach or prospective breach of Sections 9(a), (b), (c) or (d) of this Agreement and that monetary damages would not be adequate relief.  Accordingly, the Company shall be entitled to seek injunctive relief in any federal or state court of competent jurisdiction located in the State of Texas.

10.           Successors.

(a)           This Agreement is personal to the Executive and without the prior written consent of the Purchaser and the Company shall not be assignable by the Executive.  This Agreement and any rights and benefits hereunder shall inure to the benefit of and be enforceable by the Executive’s legal representatives, heirs or legatees.  This Agreement and any rights and benefits hereunder shall inure to the benefit of and be binding upon the Purchaser and the Company and their successors and assigns.

(b)           The Company and the Purchaser, as applicable, will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to satisfy all of the obligations under this Agreement in the same manner and to the same extent that the Company would be required to satisfy such obligations if no such succession had taken place.  As used in this Agreement, the “Company” and the “Purchaser” shall mean the Company and the Purchaser as hereinbefore defined and any successor to their respective businesses and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

11.           Arbitration.

(a)           The Executive and the Company acknowledge and agree that any claim or controversy arising out of or relating to this Agreement or the breach of this Agreement, or any other dispute arising out of or relating to the employment of the Executive by the Company and its affiliates, shall be settled by final and binding arbitration in the City of Dallas, Texas, in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect on the date the claim or controversy arises.

(b)           All claims or controversies subject to arbitration shall be submitted to arbitration within six months from the date the written notice of a request for arbitration is effective.  All claims or controversies shall be resolved by a panel of three arbitrators who are licensed to practice law in the State of Texas and who are experienced in the arbitration of labor and employment disputes.  These arbitrators shall be selected in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect at the time the claim or controversy arises.  Either party may request that the arbitration proceeding be stenographically recorded by a Certified Shorthand Reporter.  The arbitrators shall issue a written decision with respect to all claims or controversies within 30 days from the date the claims or controversies are submitted to arbitration.  The parties shall be entitled to be represented by legal counsel at any arbitration proceeding.  The Executive and the Company acknowledge and agree that each party will bear fifty percent (50%) of the cost of the arbitration proceeding.  The parties shall be responsible for paying their own attorneys’ fees, if any.

(c)           The Company and the Executive acknowledge and agree that the arbitration provisions in Sections 11(a) and (b) of this Agreement may be specifically enforced by either party and submission to arbitration proceedings compelled by any court of competent jurisdiction.  The Company and the Executive further acknowledge and agree that the decision of the arbitrators may be specifically enforced by either party in any court of competent jurisdiction.

(d)           Notwithstanding the arbitration provisions set forth above, the Executive and the Company acknowledge and agree that nothing in this Agreement shall be construed to require the arbitration of any claim or controversy arising under the restrictive covenants in Section 9 of this Agreement.  These provisions shall be enforceable by any court of competent jurisdiction and shall not be subject to arbitration pursuant to Sections 11(a) through (c) of this Agreement.  The Executive and the Company further acknowledge and agree that nothing in this Agreement shall be construed to require arbitration of any claim for workers’ compensation benefits (although any claims arising under Tex. Labor Code § 450.001 shall be subject to arbitration) or unemployment compensation.

12.           Miscellaneous.

(a)           Amendment.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives; provided, however, that the Company and the Purchaser may amend or modify this Agreement to the minimum extent necessary if they determine, in good faith and after consultation with the Executive that it is necessary to do so in order to comply with applicable legal and/or regulatory requirements or guidance, including, without limitation, the final Guidance on Sound Incentive Compensation Policies issued on June 21, 2010, by the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Office of Thrift Supervision and Section 956 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or in the formal and conclusive interpretation thereof by any regulator or agency of competent jurisdiction.

(b)           Withholding.  The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(c)           Applicable Law.  The provisions of this Agreement shall be construed in accordance with the internal laws of the State of Texas, without regard to the conflict-of-law provisions of any state.

(d)           Severability.  The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

(e)           Waiver of Breach.  No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time.  The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

(f)            Notices.  Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice):

to the Company:
200 Crescent Court,
Suite 1330
Dallas, Texas 75201
	Attention:	Corey G. Prestidge
	Facsimile:	(214) 580-5722

or to the Purchaser:

200 Crescent Court,
Suite 1330
Dallas, Texas 75201
	Attention:	Corey G. Prestidge
	Facsimile:	(214) 580-5722

or to the Executive:	At the most recent address maintained
by the Company in its personnel records

Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt.  Such notices, demands, claims and other communications shall be deemed given in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery; or in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received.

(g)           Compliance with Procedures and Policies.  The Executive agrees that at all times during the Employment Period he shall adhere to and be subject to the policies and procedures of the Company and its affiliates that may be in effect from time to time, including any claw-back policy in effect at the Purchaser, the Company or their respective affiliates that is applicable to similarly situated employees.

(h)           Section 409A.

(i)            General.  The ongoing obligations under this Agreement are intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and shall in all respects be administered in accordance with Section 409A of the Code.  Any payments that qualify for the “short-term deferral” exception under Treasury Regulations Sections 1.409A-1(b)(4), the “separation pay” exception under Treasury Regulations 1.409A-1(b)(9)(iii) or any other exception under Section 409A of the Code shall be paid under the applicable exceptions to the greatest extent possible.  Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code.

(ii)           Reimbursements and In-Kind Benefits.  All reimbursements and in-kind benefits that constitute deferred compensation within the meaning of Section 409A of the Code provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) the Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Executive’s remaining lifetime (or if longer, through the 20th anniversary of the date first written above).

(iii)          Delayed Payment.  Notwithstanding anything herein to the contrary, if any amounts payable or benefits to be provided to the Executive under Section 6 of this Agreement or any other arrangement to which the Executive is a party or participant constitute deferred compensation within the meaning of Section 409A of the Code, (A) if the Executive is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Purchaser as in effect on the Date of Termination), amounts that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code that would otherwise be payable under this Agreement during the six-month period immediately following the Date of Termination shall instead be paid on the first business day after the date that is six months following the Executive’s “separation from service” within the meaning of Section 409A of the Code; and (B) if the Executive dies following the Date of Termination and prior to the payment of the any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the Executive’s estate within 30 days after the date of the Executive’s death.  In no event shall the Date of Termination of Executive’s employment be deemed to occur until the Executive experiences a “separation from service” within the meaning of Section 409A of the Code, and, notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the Date of Termination.

(i)            Survivorship.  Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

(j)            Entire Agreement.  From and after the Effective Date, this Agreement shall supersede any other employment, severance or change-of-control agreement between the Executive and Seller, the Company or Purchaser with respect to the subject matter hereof, including without limitation, the Prior Agreement.

(k)           Counterparts.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

IN WITNESS THEREOF, the Executive has hereunto set his hand, and each of the Company and the Purchaser has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

EXECUTIVE

/s/ Alan B. White
Alan B. White

MEADOW CORPORATION

By:	/s/ Jeremy B. Ford
Name:	Jeremy B. Ford
Title:	President

HILLTOP HOLDINGS INC.

By:	/s/ Jeremy B. Ford
Name:	Jeremy B. Ford
Title:	President & CEO

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